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                                                                 EXHIBIT (a)(12)

TROPICAL SPORTSWEAR ANNOUNCES SUCCESSFUL COMPLETION OF DUCK HEAD TENDER OFFER

TAMPA, Fla., August 9, 2001 -- Tropical Sportswear Int'l Corporation ("TSI";
Nasdaq: TSIC) announced today the successful completion of its cash tender offer to acquire all of the common stock of Duck Head Apparel Company, Inc. ("Duck Head"; Amex: DHA).

Based on information provided by SunTrust Bank, acting as depositary for the offer, 2,699,796 shares of Duck Head (including 2,103 shares tendered pursuant to guaranteed delivery), representing approximately 94% of all outstanding shares, were validly tendered as of Midnight, Eastern Time, on August 8, 2001, the expiration date of the tender offer, all of which were accepted by HB Acquisition Corp., a wholly owned subsidiary of TSI.

TSI intends to acquire the remaining shares of Duck Head through a merger in which each share of Duck Head common stock will be converted into the right to receive $4.75 in cash, the same consideration paid for shares in the tender offer, subject to dissenters' rights. Upon completion of the merger, which is expected to be completed shortly, Duck Head will become a wholly owned subsidiary of TSI.

Duck Head produces men's and boy's casual sportswear products, including shirts, shorts and pants, which are marketed under its Duck Head(R) brand to leading apparel retailers and through its chain of 25 outlet retail stores. In addition, Duck Head licenses its Duck Head(R) brand to producers of other apparel and accessory products.

TSI markets and manufactures branded and private brand men's and women's casual and dress sportswear through all major retail distribution channels. Major owned brands include Savane(R), Farah(R), Bay to Bay(R), Flyers(TM), Royal Palm(R), The Original Khaki Co.(R), Banana Joe(R), Two Pepper(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R), John Henry(R), Van Heusen(R) and Victorinox(R), Swiss maker of the Original Swiss Army(TM) Knife. TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting with a focus on return on investment.

TSI cautions that any forward-looking statements contained in this press release represent current expectations of future events and involve certain risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as a result of factors including, without limitation: conditions and contingencies in connection with the merger; difficulties in integrating the operations of Duck Head with TSI; delays or other difficulties in implementing TSI's operating plans for Duck Head after the merger; the inability to achieve projected revenue and earnings in fiscal 2001; the inability to achieve cost savings related to recent reductions in staff; general economic conditions, including recession or other cyclical effects impacting our customers in the US or abroad; potential changes in


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demand in the retail market; the continued acceptance of TSI's and Duck Head's existing and new products by their major customers; the financial strength of TSI's and Duck Head's major customers; delays associated with the timing of introduction, shipment and acceptance of the Victorinox(R) apparel line; the ability of TSI to continue to use certain licensed trademarks and tradenames, including Victorinox(R), John Henry(R), Bill Blass(R), and Van Heusen(R); potential changes in price and availability of raw materials and global manufacturing costs and restrictions; increases in costs; and other risk factors listed from time to time in TSI's and Duck Head's reports (including their Annual Reports on Forms 10-K) filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are not protected by the safe harbor provisions set forth in the Private Securities Litigation Reform Act of 1995.

SOURCE: Tropical Sportswear Int'l Corporation.


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